200 Connell Drive

Berkeley Heights, NJ 07922

Genta Secures Up to $40 Million Convertible Financing Facility to Fund Key Programs

BERKELEY HEIGHTS, NJ – June 5, 2008 – Genta Incorporated (OTCBB: GNTA) announced today that the Company has entered into definitive agreements with institutional and accredited investors to place Senior Secured Convertible Notes due 2010 totaling in aggregate up to $40 million in gross proceeds before fees and expenses. The closing of the first $20 million of Notes is expected to take place on or about June 6, 2008, subject to the satisfaction of customary closing conditions.

The Notes will bear interest at an annual rate of 15% payable at quarterly intervals in stock or cash at the Company’s option, and will be convertible into shares of Genta common stock at a conversion rate of 100,000 shares of common stock for every $1,000.00 of principal. The first one-half of the Notes, or $20 million, will be issued upon initial closing of the transaction. Holders of the Notes shall have the right, but not the obligation, for the following 12 months following the initial closing date to purchase in whole or in part up to an additional $20 million of the Notes. The Company shall have the right to force conversion of the Notes in whole or in part if the closing bid price of the Company’s common stock exceeds $0.50 for a period of 20 consecutive trading days. Certain members of senior management of Genta Incorporated participated in this offering. The Notes are secured by a first lien on all assets of Genta. The Notes include certain events of default, including a requirement that the Company obtain stockholder approval within a specified period of time to amend its certificate of incorporation to authorize additional shares of common stock.

Rodman & Renshaw, LLC, a wholly-owned subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM) served as the exclusive placement agent for the offering.

“We view this transaction as a transforming financial event for our Company that will enable us to achieve key programmatic milestones,” said Dr. Raymond P. Warrell, Jr., Genta’s Chairman and Chief Executive Officer. “We believe this financing will allow us to fully enroll the ongoing Phase 3 AGENDA trial of Genasense in melanoma, to pursue regulatory actions related to the use of Genasense in chronic lymphocytic leukemia, and to make substantial progress in advancing our pipeline of clinical oncology products. We have recently undertaken a number of steps to reduce costs, and we greatly appreciate the votes of confidence in our Company by key biotech investors in this offering.”

This press release is not an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of the securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The Notes were offered only to qualified institutional buyers under Rule 144A, to persons outside the Unites States under Regulation S, and to Accredited Investors under Rule 501.

The Notes offered and the common stock issuable upon conversion have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company’s lead compound from its DNA/RNA Medicines program. Genta is currently recruiting patients to the AGENDA Trial, a global Phase 3 trial of Genasense in patients with advanced melanoma. The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration. The Company has developed G4544, an oral formulation of the active ingredient in Ganite, that has recently entered clinical trials as a potential treatment for diseases associated with accelerated bone loss. The Company is also developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drug as paclitaxel and docetaxel. Ganite and Genasense are available on a “named-patient” basis in countries outside the United States. For more information about Genta, please visit our website at: www.genta.com.

SAFE HARBOR

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements include, without limitation, statements about:

•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);
•	the safety and efficacy of the Company’s products or product candidates;
•	the Company’s assessment of its clinical trials;
•	the commencement and completion of clinical trials;
•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;
•

the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the Company’s risk of bankruptcy if it is unsuccessful in obtaining such financing, particularly the financial transaction described in this release;

•	the Company’s ability to secure the consent of the Company’s shareholders to approve the financial transaction described in this release;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company and its officers and directors and any proposed settlement of such litigation; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report on Form 10-K for 2007 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:

Genta Investor Relations

info@genta.com